Customer Acquisition Network Changes Company Name to interCLICK

interCLICK Becomes Only Pure Play Publicly Traded Ad Network

NEW YORK--(BUSINESS WIRE)--Customer Acquisition Network Holdings, Inc. (OTCBB: CACN) announced today the unveiling of its new company name to “interCLICK, Inc.”, thereby aligning its corporate identity with its core operations becoming the only pure play publicly traded ad network in the U.S.

interCLICK, Inc. is uniquely positioned as the only ad network to combine premium publisher relationships with affinity based behavioral targeting and unrivaled real time transparency. interCLICK’s competitive advantage is its ability to allow advertisers to identify and track their desired audience across top publishers on an unprecedented level. This delivers targeted audiences never before available to brand advertisers and interactive agencies from an ad network.

The Company will continue to trade under its current ticker symbol (OTCBB: CACN). An announcement will be made in the coming weeks to inform investors of a new ticker symbol. According to comScore, interCLICK was ranked the fastest growing ad network for calendar year 2007 -- growing by 182% -- which was more than double the growth rate of the next fastest growing ad network. Based on comScore’s May report, interCLICK serves ads to 60% of the U.S. online population, or 114.5 million unique visitors per month.

“interCLICK represents the future of ad networks, combining behavioral targeting with full transparency; thus providing advertisers with detailed insight into their audiences so that they can subsequently make the most informed planning decisions. We believe that all data is relevant and true partnerships are derived from the combination of providing results and sharing data. Consequently we decided that this is the perfect time for our corporate brand to reflect our unique position in the ad network marketplace” said Michael Mathews, CEO of interCLICK, Inc.

About interCLICK

interCLICK, Inc., operates the interCLICK Network, a highly targeted contextual marketing network designed to balance the interests of publishers, advertisers and users. The Network combines advanced contextual awareness technology with a large base of top tier publisher sites to create a highly effective advertising platform. interCLICK's unique model delivers higher response rates than traditional ad networks, helping advertisers increase brand awareness, catalyze customer action and improve ROI on their advertising spend. The objective is to assist advertisers so that the consumer appreciates the targeted content, the advertiser obtains a significantly improved return on investment, and the publisher shows higher quality and better paying ads. For more information about the interCLICK Network, visit http://www.interclick.com.

Contact:
CEOcast, Inc. for interCLICK
Dan Schustack, 212-732-4300
or
interCLICK
Michael Mathews, 914-621-8538
CEO